UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 11, 2019
ProPetro Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-38035	26-3685382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1706 S. Midkiff, Bldg. B Midland, TX		79701
(Address of principal executive offices)		(Zip Code)
(432) 688-0012
(Registrant’s telephone number, including area code)
(Not applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PUMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR230.405) of Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.
In connection with the appointment of Phillip A. Gobe as Chairman of the board of directors (the “Board”) of ProPetro Holding Corp. (the “Company”), as discussed in greater detail below, the Company entered into an Indemnification Agreement with Mr. Gobe pursuant to which the Company will be required to indemnify Mr. Gobe to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance him expenses incurred as a result of any proceeding against him to which he could be indemnified.
The foregoing description is qualified in its entirety by reference to the full text of the Indemnification Agreement, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 11, 2019, the Board appointed Phillip A. Gobe to the Board as a director and Chairman of the Board, effective as of July 11, 2019. In connection with Mr. Gobe’s appointment, Spencer D. Armour, III resigned his position as Chairman of the Board. Mr. Armour will continue serve as a director of the Company. Also effective July 11, 2019, Mr. Gobe was appointed to serve on the Board’s Audit Committee, Anthony Best was appointed Chairman of the Audit Committee and Jack Moore was appointed to serve on the Board’s Compensation Committee. The Board determined that Mr. Gobe meets the independence requirements under the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and that there are no transactions between the Company and Mr. Gobe that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between Mr. Gobe and any other person pursuant to which Mr. Gobe was selected to serve as a director of the Board.
Also on July 11, 2019, Steven Beal resigned from his position as a member of the Board. Mr. Beal did not resign as a result of any disagreement with the Company on any matter related to the Company's operations, policies or practices.
The Board recently amended and restated the Company’s Non-Employee Director Compensation Policy to provide the following compensation for eligible non-employee directors of the Company:

•	An annual cash retainer of $70,000 and an annual equity retainer of $140,000;

•	An additional annual cash retainer of $50,000 for the Non-Executive Chairperson of the Board;

•	An additional annual cash retainer of $15,000 for the Chairpersons of the Audit Committee and Compensation Committee; and

•	An additional annual cash retainer of $10,000 for the Chairperson of the Nominating and Corporate Governance Committee.
The equity retainers described above, which are generally granted to continuing members of the Board annually on the date of the Company’s meeting of stockholders, will be granted to Mr. Gobe in connection with his appointment and will not be pro-rated for his first year of service on the Board. The cash retainers described above, which are paid quarterly, will not be pro-rated for Mr. Gobe for his first quarter of service on the Board. Initially, Mr. Gobe will receive a $50,000 annual cash retainer and a $100,000 equity retainer in addition to the retainers described above. All equity retainers consist of awards of restricted stock units which vest in full on the earliest to occur of the first anniversary of the grant date, the day immediately preceding the first annual meeting of stockholders following the grant date, and the occurrence of a Change in Control (as defined in the award agreement), subject to continuous service through the applicable vesting date. The portion of a restricted stock unit award that would have vested in the year following a director’s separation from service as a result of death or disability will vest upon such an event. The members of the Board are also entitled to reimbursement for expenses incurred in connection with their service on the Board, including attendance at Board and committee meetings, in accordance with Company policy.
The foregoing description of the Amended and Restated Non-Employee Director Compensation Policy is not complete and is qualified in its entirety to the full text of the policy, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description of Exhibit
10.1
Form of Indemnification Agreement for Officers and Directors of ProPetro Holding Corp. (incorporated by reference to Exhibit 10.33 to ProPetro Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2018).

10.2	Amended and Restated ProPetro Holding Corp. Non-Employee Director Compensation Policy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2019	PROPETRO HOLDING CORP.

	By:	/s/ Dale Redman
Dale Redman Chief Executive Officer

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